Exhibit 99.1

For Immediate Release:	Contact:	Roger Holliday (Financial)
(678) 742-8181
Nancy Young (Media)
(678) 742-8118

RUSSELL CORPORATION REPORTS

FOURTH QUARTER AND YEAR END RESULTS

Sales increase 6.2% for the quarter, 10.5% for the year

EPS of $0.36 in the quarter and $1.03 for full year

Exceeds guidance due to favorable tax expense

Reiterates 2006 annual estimates

ATLANTA, GA (February 16, 2006) – Russell Corporation (NYSE: RML) today reported fiscal 2005 fourth quarter sales of $354.6 million, an increase of 6.2% over the $334.0 million reported in the same period a year ago. The Company reported earnings of $11.8 million, or $0.36 per diluted share, versus $0.31 per diluted share reported in the fourth quarter of 2004. Net income in the fourth quarter of 2005 was impacted by a tax benefit in the quarter.

Sales for the quarter ended December 31, 2005 included $27 million in incremental sales from Brooks, the only acquisition owned for less than a year. Beyond Brooks, sales gains were strongest in the Artwear business, which experienced growth in the quarter in the mid-teens.

Gross profit for the fourth quarter of 2005 was $99.9 million, or a 28.2% gross margin as a percent of sales, versus a gross profit of $97.1 million, or a 29.1% gross margin, in the prior year. The positive impact of increased unit volumes in Artwear and higher margins associated with Brooks was generally offset by a shift in product mix and increased year-over-year costs for polyester, transportation and energy. Losses at Huffy Sports also negatively affected results.

For the 2005 fourth quarter, selling, general and administrative expenses (“SG&A”) were up $6.2 million to $79.9 million. Excluding the SG&A associated with Brooks, these expenses were lower than a year ago. For the quarter, the Company reported operating income of $19.5 million, versus $24.9 million in the same quarter last year.

During the quarter, the Company recognized the majority of its profits in lower tax countries. The Company benefited from significantly improved profitability in its RLA Manufacturing subsidiary, responsible for the management of Russell’s Latin American manufacturing operations. Additionally, Spalding experienced a greater proportion of its profits outside the U.S. through its international licensing subsidiary, based in Ireland. With a greater proportion of profits in these areas, the effective tax rate was significantly reduced in the quarter versus prior year. The Company also benefited from a one-time resolution of certain tax matters relating to previous years.

Year-to-date Results

For the full year ended December 31, 2005, net sales increased $136.4 million to $1.435 billion, a 10.5% increase over the prior year’s sales of $1.298 billion. Excluding the sales from acquisitions owned for less than a year, sales were $1.271 billion.

“As indicated earlier, we were disappointed in our 2005 financial results. Despite certain areas of our business having record performances, such as international apparel and Brooks, we did experience disappointing sales overall in our Sporting Goods segment. Unfilled orders earlier in the year contributed to weaker sales results for the balance of the year for Russell Athletic. Additionally, sales weakness in Mossy Oak continued throughout the year, with declines of approximately 20 percent from 2004,” said Jack Ward, chairman and chief executive officer.

Gross profit was $393.6 million, or a 27.4% gross margin as a percent of sales, for fiscal 2005 versus a gross profit of $363.9 million, or a 28.0% gross margin, in the prior year. SG&A expenses for fiscal 2005 were $311.1 million, or 21.7% of net sales, versus $270.3 million, or 20.8% of net sales, in fiscal 2004. Excluding the acquisitions owned for less than a year, SG&A was 21.0% of sales in 2005.

Operating income in 2005 was $84.4 million versus $100.8 million last year. With the impact of the tax benefit in the fourth quarter, the effective rate for the year was approximately 21%, yielding net income for fiscal 2005 of $34.4 million, or $1.03 per share on a fully diluted basis. Net income for 2004 was $47.9 million, or $1.46 per diluted share.

Outlook

“We feel positive about our many growth opportunities and our cost reduction initiatives outlined in January. We also have already begun to see the benefits from our lean manufacturing initiatives and have experienced a broad base of support for these efforts throughout our operations,” said Ward. “Russell’s brands remain solidly positioned with our customers, and we continue to build on our reputation for quality, authenticity and performance, particularly with our primary brands, Spalding, Russell Athletic, Jerzees and Brooks.”

The Company reaffirmed its previous annual guidance for 2006. Russell expects sales for fiscal 2006 to be in the $1.450 to $1.480 billion range. As previously announced, Russell expects GAAP earnings per fully diluted share of $0.32 to $0.59, as charges associated with the previously announced restructuring are estimated to be in the $0.66 to $0.78 range for 2006. Excluding those charges, ongoing earnings are expected to be in the $1.10 to $1.25 range.

Additionally, the Company expects to record an effective tax rate for 2006 of 30% or less.

The Company reported that it expects to report a loss in the first quarter of 2006 in the range of $0.29 to $0.41, as approximately half of the expected 2006 restructuring charges are scheduled to impact the first quarter. Ongoing earnings are expected to be in a range from ($0.02) to $0.04 per share for the quarter reflecting the Company’s planned shift to the FIFO (First In First Out) method for accounting for inventory.

Conference Call Information

A conference call is scheduled for today at 8:30 a.m. Eastern Time to discuss the 2005 financial results and 2006 plans. To listen, please call the conference call line at (877) 264-7865 domestically, and (706) 634-4719, internationally, prior to the scheduled start time and use conference ID number 4708755. This conference call will also be broadcast live on the Internet. A link to the broadcast can be found on the Investor Relations homepage of the Company’s website at http://www.russellcorp.com.

If you are unable to participate in this conference call, a replay will be available through February 23, 2006 by dialing (800) 642-1687 domestically and (706) 645-9291 internationally and entering 4708755. Alternatively, a link to the replay of the call will be available on the Investor Relations homepage of the Company’s website through May 25, 2006.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands included in the Sporting Goods Segment are: Russell Athletic®, Spalding®, Brooks®, Huffy Sports®, Bike®, Moving Comfort®, AAI® and Mossy Oak®. The predominant brand in the Activewear segment is JERZEES®. The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

Forward-Looking Statement

This Press Release includes certain “forward-looking” statements (as defined by the Private Securities Litigation Reform Act of 1995 (the “Act”)) that describe our beliefs concerning future business conditions, prospects, growth opportunities, and the outlook for the Company based upon currently available information. Wherever possible, we have identified these statements by words such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions. We include such statements because we believe it is important to communicate our future expectations to our shareholders, and we therefore make such statements in reliance upon the safe harbor provisions of the Act. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, any projections of sales and earnings. These forward-looking statements are based upon assumptions that we believe are reasonable. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) the ultimate cost of the restructuring, and our ability to complete the restructuring and achieve cost reductions within the projected time frame and with the expected savings; (b) factors impacting our ability to achieve sales growth, including inherent risks in the marketplace associated with new products, the effectiveness of increased marketing efforts, significant competitive activity and related pricing pressures; and (c) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by any forward-looking statements contained in this Press Release.

RUSSELL CORPORATION

Consolidated Statements of Income

(In Thousands Except Share and Per Share Amounts)

	Quarter-to-Date		Year-to-Date
	13 Weeks Ended December 31, 2005	13 Weeks Ended January 1, 2005	52 Weeks Ended December 31, 2005	52 Weeks Ended January 1, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(1)
Net sales	$354,631	$334,032	$1,434,605	$1,298,252
Cost of goods sold	254,771	236,933	1,041,037	934,372

Gross profit	99,860	97,099	393,568	363,880

Selling, general and administrative expenses	79,866	73,695	311,070	270,305
Other (income) expense - net	479	(1,476)	(1,874)	(7,216)

Operating income	19,515	24,880	84,372	100,791

Interest expense, net	9,817	7,680	39,153	30,843
Non-controlling interests	255	1,081	1,820	2,021

Income before income taxes	9,443	16,119	43,399	67,927

Provision (benefit) for income taxes	(2,382)	5,815	8,969	19,991

Net income	$11,825	$10,304	$34,430	$47,936

Weighted-average common shares outstanding:
Basic	32,237,863	32,750,260	33,057,179	32,668,376
Diluted	33,239,330	33,000,155	33,293,900	32,897,559

Net income per common share:
Basic	$0.37	$0.31	$1.04	$1.47
Diluted	$0.36	$0.31	$1.03	$1.46

(1)	Derived from the audited financial statements as of January 1, 2005

RUSSELL CORPORATION

Consolidated Balance Sheets

(In Thousands Except Share and Per Share Amounts)

	December 31, 2005	January 1, 2005
	(Unaudited)	(1)
ASSETS
Current assets:
Cash	$42,600	$29,816
Accounts receivable, net	229,552	212,063
Inventories	440,318	411,701
Prepaid expenses and other current assets	25,270	17,737
Income tax receivable	5,897	6,101

Total current assets	743,637	677,418

Property, plant & equipment, net	315,721	322,890

Other assets	252,482	253,801

Total assets	$1,311,840	$1,254,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$207,804	$190,422
Deferred income taxes	14,829	4,054
Short-term debt	2,689	18,190
Current maturities of long-term debt	2,067	6,938

Total current liabilities	227,389	219,604

Long-term debt, less current maturities	398,797	372,921

Deferred liabilities:
Income taxes	9,139	20,286
Pension and other	72,435	64,351

Non-controlling interests	15,242	14,096

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $.01 per share; authorized
150,000,000 shares, issued 41,419,958 shares	414	414
Paid-in capital	35,833	40,716
Retained earnings	784,958	755,799
Treasury stock, at cost	(190,212)	(201,171)
Accumulated other comprehensive loss	(42,155)	(32,907)

Total stockholders’ equity	588,838	562,851

Total liabilities & stockholders’ equity	$1,311,840	$1,254,109

(1)	Derived from the audited financial statements as of January 1, 2005

RUSSELL CORPORATION

Consolidated Statements of Cash Flows

(In Thousands)

	52 Weeks Ended December 31, 2005	52 Weeks Ended January 1, 2005
	(Unaudited)	(1)
Operating Activities:
Net income	$34,430	$47,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	48,599	46,627
Amortization	3,734	1,395
Earnings of non-controlling interests	1,820	2,021
Provision for deferred income taxes	4,333	(1,708)
Gain on sale of assets	(533)	(5,387)
Other	5,309	8,548
Changes in operating assets & liabilities:
Trade accounts receivable	(25,853)	(8,664)
Inventories	(32,549)	(26,194)
Prepaid expenses and other current assets	(7,313)	1,164
Other assets	(2,006)	7,037
Accounts payable and accrued expenses	23,912	6,378
Income taxes	622	8,137
Pension and other deferred liabilities	(7,682)	(6,001)

Net cash provided by operating activities	46,823	81,289
Investing Activities:
Purchases of property, plant & equipment	(42,471)	(35,494)
Proceeds from the sale of property, plant & equipment and other assets	2,996	13,697
Net cash refund from (paid for) acquisitions, joint ventures and other	1,031	(158,370)
Other	(46)	1,769

Net cash used in investing activities	(38,490)	(178,398)
Financing Activities:
Borrowings on credit facility and other – net	18,437	91,307
(Payments) borrowings on short-term debt	(12,839)	9,692
Dividends on common stock	(5,271)	(5,216)
Treasury stock re-issued	5,057	3,839
Cost of common stock for treasury	(709)	(80)

Net cash provided by financing activities	4,675	99,542
Effect of exchange rate changes on cash	(224)	(592)

Net increase in cash	12,784	1,841
Increase in cash from consolidating Frontier Yarns, LLC	—	7,859
Cash balance at beginning of period	29,816	20,116

Cash balance at end of period	$42,600	$29,816

(1)	Derived from the audited financial statements as of January 1, 2005

RUSSELL CORPORATION

FINANCIAL DATA BY REPORTABLE SEGMENT

(in thousands)

	Quarter-to-Date		Year-to-Date
	13 Weeks Ended December 31, 2005	13 Weeks Ended January 1, 2005	52 Weeks Ended December 31, 2005	52 Weeks Ended January 1, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET SALES
Sporting Goods	$169,802	$144,906	$699,708	$582,967
Activewear	170,675	174,582	674,177	658,763
All Other	14,154	14,544	60,720	56,522

TOTAL NET SALES	$354,631	$334,032	$1,434,605	$1,298,252

SEGMENT OPERATING INCOME
Sporting Goods	$4,350	$10,306	$41,184	$58,810
Activewear	19,768	16,299	54,092	52,100
All Other	1,163	2,763	6,422	7,050

TOTAL SEGMENT OPERATING INCOME	$25,281	$29,368	$101,698	$117,960

Reconciliation of total segment operating income to consolidated income before income taxes:

Total Segment operating Income	$25,281	$29,368	$101,698	$117,960
Unallocated amounts:
Corporate Expenses	(6,021)	(5,569)	(19,146)	(19,190)
Interest Expense, net	(9,817)	(7,680)	(39,153)	(30,843)

CONSOLIDATED INCOME BEFORE INCOME TAXES	$9,443	$16,119	$43,399	$67,927